Exhibit 4.1

STOCKHOLDER RIGHTS AGREEMENT

by and among

ASSURANT, INC.

and

THE TPG STOCKHOLDERS

Dated as of May 31, 2018

Exhibits

Exhibit A	Company Competitors

Exhibit B	Form of Joinder

STOCKHOLDER RIGHTS AGREEMENT

This STOCKHOLDER RIGHTS AGREEMENT, dated as of May 31, 2018 (this “Agreement”), is by and among Assurant, Inc., a Delaware corporation (the “Company”), and the undersigned Stockholders of the Company.

WHEREAS, pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of January 8, 2018 (the “Merger Agreement”), by and among the Company, Spartan Merger Sub, Ltd., a Bermuda exempted company and a wholly-owned subsidiary of the Company (“Merger Sub”), TWG Holdings Limited, a Bermuda exempted company (“TWG”), TWG Re, Ltd., a corporation incorporated in the Cayman Islands (“TWG Re”) and Arbor Merger Sub, Inc. a Delaware Corporation and a wholly-owned subsidiary of TWG (solely for purposes of Article III and Article VIII thereof), as amended by that certain letter agreement, dated as of the date hereof, by and among the Company, Merger Sub, TWG and TWG Re, upon the Closing (as defined in the Merger Agreement), Merger Sub merged with and into TWG, with TWG surviving such merger as a wholly-owned subsidiary of the Company;

WHEREAS, upon the Closing, the undersigned Stockholders of the Company, being former shareholders of TWG, became entitled to receive the a portion of the Aggregate Consideration (as defined in the Merger Agreement), including a portion of the Aggregate Share Consideration Number which, as of the date hereof, based on the number of shares outstanding at May 3, 2018 as set forth in the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2018 and the shares issued in connection with the Closing, represents approximately fifteen and ninety-six hundredths percent (15.96%) of the issued and outstanding shares of Company Common Stock;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the undersigned Stockholders of the Company are executing and delivering a Registration Rights Agreement (the “Registration Rights Agreement”), which grants certain registration rights to such undersigned Stockholders of the Company; and

WHEREAS, the parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the shares of Company Common Stock that are Beneficially Owned by the TPG Stockholders at and following the Closing, as well as restrictions on certain activities in respect of such shares of Company Common Stock and certain agreements relating to corporate governance and other related corporate matters.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

(a) “Action” means any claim, action, demand, suit, audit, arbitration, summons, subpoena or investigation by or before any governmental authority or arbitration tribunal.

(b) “Activist Investor” means, as of any date of determination, any Person identified on the most-recently available “SharkWatch 50” list as of such date, or any publicly-disclosed Affiliate of such Person.

(c) “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided that no portfolio company of the funds or managed investment accounts under common control with TPG Global, LLC shall be considered an Affiliate of any TPG Stockholder. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

(d) “Applicable Law” means any domestic or foreign federal or state statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement.

(e) “Applicable Lock-Up Shares” means (i) for purposes of Section 3.2(a), all of the Subject Shares and (ii) for purposes of Section 3.2(b), one-half of the Subject Shares.

(f) “Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Commission under the Exchange Act. For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or any Group of which such Person or any such Affiliate is or becomes a member. The terms “Beneficially Own” and “Beneficially Owned” shall have correlative meanings to “Beneficial Ownership.”

(g) “Board” means the Board of Directors of the Company.

(h) “Commission” means the U.S. Securities and Exchange Commission.

(i) “Company Bylaws” means the Bylaws of the Company.

(j) “Company Competitors” means any competitor of the Company who is listed on Exhibit A hereto, as such Exhibit may be updated from time to time by the Company acting in good faith, subject to the prior written consent of the TPG Stockholders (such consent not to be unreasonably withheld, conditioned or delayed).

(k) “Company Common Stock” means the common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

(l) “Directors” means the directors of the Company.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder.

(n) “Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

(o) “Initial TPG Directors” has the meaning given to such term in Section 2.1(b).

(p) “Permitted Transfer” means any Transfer by any TPG Stockholder to any Permitted Transferee of any TPG Stockholder if such Permitted Transferee agrees to be bound by the terms of this Agreement as a “TPG Stockholder” pursuant to a joinder agreement in substantially the form attached hereto as Exhibit B.

(q) “Permitted Transferee” means, with respect to any Person, (i) the direct or indirect partners (including limited partners), members, equity holders or other Affiliates of such Person or (ii) any of such Person’s related investment funds or vehicles controlled or managed by such Person or any Affiliate of such Person.

(r) “Person” means any individual, corporation, limited liability company, limited or general partnership, association, joint-stock company, trust, unincorporated organization, other entity, or government or any agency or political subdivision thereof.

(s) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder.

(t) “Subject Shares” means all of the shares of Company Common Stock that, as of the date hereof, are Beneficially Owned by any TPG Stockholder or any Affiliate of any TPG Stockholder.

(u) “Transfer” means to (a) transfer, assign, sell, offer to sell, hypothecate, grant any option to purchase, otherwise dispose of or enter into any contract or agreement to do any of the foregoing, directly or indirectly or (b) publicly announce any intention to effect any transaction specified in clause (a) but, in each case, excluding (i) hedging and derivative transactions and (ii) pledges and other security interest grants, in the case of (i) and (ii), if such transactions are with one or more counterparties that are nationally recognized reputable banking organizations and solely to the extent such transactions do not have the intention or purpose of circumventing the transfer or other restrictions contained in this Agreement, including pursuant to Articles III and V. The terms “Transferring”, “Transferee”, “Transferred” or other similar words have correlative meanings to “Transfer.”

(v) “TPG Director Nominees” has the meaning given to such term in Section 2.2(a).

(w) “TPG Directors” means, from time to time, any Initial TPG Director and any TPG Director Nominee that is then a member of the Board.

(x) “TPG Party” means each TPG Stockholder, each Affiliate of any TPG Stockholder and each partner, principal, director, officer, member, manager and employee of any such TPG Stockholder or any such Affiliate.

(y) “TPG Stockholders” means the undersigned Stockholder of the Company together with any Permitted Transferee of such TPG Stockholder to whom any shares of Company Common Stock are Transferred in a Permitted Transfer.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.1 Size of the Board. As of the Effective Time (as defined in the Merger Agreement), (a) the maximum and current size of the Board was increased to fourteen (14) Directors and (b) Eric Leathers and Peter McGoohan (such two (2) individuals, the “Initial TPG Directors”) were appointed to the Board. From and after the Closing, for so long as the TPG Stockholders are entitled to select at least one (1) TPG Director Nominee for inclusion in the Company’s slate of director nominees pursuant to Section 2.2, the Company shall not increase the size of the Board without the prior written consent of the TPG Stockholders.

Section 2.2 Board Composition.

(a) From and after the Effective Time and subject at all times to Section 2.2(c)(i)(A), Section 2.2(c)(ii)(A) and Section 2.2(c)(iii)(A), at each meeting of the Company’s Stockholders at which an election of directors to the Board occurs, the TPG Stockholders shall be entitled to designate for election to the Board up to two (2) individuals selected pursuant to the procedures set forth on Schedule I hereto (such individuals, the “TPG Director Nominees”). From and after the Closing, the Company shall, with respect to each TPG Director Nominee that the TPG Stockholders are entitled to nominate under this Section 2.2(a) (but subject to Section 2.2(c) below), (i) include each such TPG Director Nominee in the Company’s slate of director nominees, (ii) recommend that the Company’s stockholders elect each such TPG Director Nominee, and include such recommendation in the Company’s proxy statement in respect of such meeting and (iii) use commercially reasonable efforts to take all other necessary and appropriate actions to cause the election of each such TPG Director Nominee.

(b) If any TPG Director shall for any reason cease to serve as a member of the Board during the term of such TPG Director’s directorship, other than resignation pursuant to Section 2.2(c), then, for so long as the TPG Stockholders have the right to nominate such TPG Director pursuant to Section 2.2(a) (but subject to Section 2.2(c)(i)(B), Section 2.2(c)(ii)(B) and Section 2.2(c)(iii)(B)), the resulting vacancy on the Board shall be filled by an individual designated by the TPG Stockholders pursuant to the procedures set forth on Schedule I attached hereto. The Board shall take all action reasonably necessary to appoint each individual designated to fill such vacancy in accordance with this Section 2.2(b).

(c) From and after the date hereof, the rights of the TPG Stockholders in Sections 2.2(a), 2.2(b) and 2.2(c) shall be subject to the following:

(i) (A) the TPG Stockholders shall have the right to select both TPG Director Nominees until such time that the TPG Stockholders Transfer (other than any Transfer to any Permitted Transferee of any TPG Stockholder who, upon receipt of such Subject Shares, constitutes a TPG Stockholder hereunder) at least one-half of the Subject Shares, at which such time the number of TPG Director Nominees shall be one (1) for all purposes hereunder, and (B) for so long as the TPG Stockholders have the right to select both TPG Director Nominees, the rights of the TPG Stockholders described in Section 2.2(b) shall apply to both of the TPG Directors serving on the Board;

(ii) (A) following a Transfer (other than any Transfer to any Permitted Transferee of any TPG Stockholder) of at least one-half of the Subject Shares and until such time that the TPG Stockholders Beneficially Own, in the aggregate, less than five (5%) percent of the issued and outstanding shares of Company Common Stock, the TPG Stockholders shall continue to have the right to select one (1) TPG Director Nominee and (B) for so long as the TPG Stockholders have the right to select only one (1) TPG Director Nominee, the rights of the TPG Stockholders described in Section 2.2(b) shall apply only with respect to the one (1) TPG Director serving on the Board; and

(iii) following such time that the TPG Stockholders Beneficially Own, in the aggregate, less than five percent (5%) of the issued and outstanding shares of Company Common Stock, (A) the TPG Stockholders shall no longer have the right to select any TPG Director Nominee and (B) the rights of the TPG Stockholders described in Section 2.2(b) shall no longer apply to any TPG Director serving on the Board.

The fall-away thresholds described in this Section 2.2 shall be tested without giving effect to any Transfer of shares of Company Common Stock by TPG VI Wolverine Co-Invest, LP to the limited partners of TPG VI Wolverine Co-Invest, LP in connection with a liquidation, dissolution or other disbandment of TPG VI Wolverine Co-Invest, LP, if any, solely to the extent any such transferees become a party to this Agreement as “TPG Stockholders” hereunder pursuant to a joinder agreement substantially in the form attached hereto as Exhibit B.

If, at any time, the TPG Stockholders are no longer entitled to select a specified number of TPG Director Nominees in accordance with clauses (i) through (iii) of this Section 2.2(c), then (x) a corresponding number of TPG Directors shall be required to promptly offer to resign from the Board (and from any committee positions held by such TPG Directors), and the TPG Stockholders shall use reasonable best efforts to cause such TPG Director Nominee to offer to resign as described in this sentence, and (y) each vacancy resulting from any resignations accepted by the Company shall be filled by an individual appointed by the Board to the extent the Board, in its discretion, determines to maintain the size of the Board and not reduce the Board size to the number of directors in office immediately following such a resignation.

(d) From and after the Closing (including following the termination of this Agreement), each TPG Director for so long as such Person is a director on the Board (and, with respect to indemnification rights and insurance coverage, such applicable period thereafter) shall be entitled to the same compensation (including fees), expense reimbursement and indemnification rights, as well as the same insurance coverage, in connection with his or her role as a Director as the other members of the Board. Notwithstanding the foregoing, any TPG Director shall have the right to waive the right to receive any cash or equity compensation. Each TPG Director shall provide any and all information reasonably requested by the Nominating and Corporate Governance Committee of the Board related to any other compensation such TPG Director is entitled to in connection with, or related to, such Person’s service as a TPG Director.

(e) The Company shall provide each TPG Director with copies of all notices, minutes, consents and other material that the Company provides to all other members of the Board substantially concurrently as such materials are provided to the other members of the Board.

Section 2.3 Board Committee Representation. From and after the date hereof (but subject to the last paragraph of Section 2.2(c)), the Board shall appoint one of the TPG Directors to each of the (i) Compensation Committee of the Board and (ii) Finance and Risk Committee of the Board, in each case, with the appointed TPG Director being selected by the TPG Stockholders (it being understood that, until such time that both of the TPG Directors are required to offer to resign under the last paragraph of Section 2.2(c), (x) the TPG Stockholders shall have the right to have at least one TPG Director sit on each of the committees referenced in clauses (i) and (ii) and (y) any TPG Director may sit on more than one of the committees referenced in clauses (i) and (ii)); provided that, at such time, with respect to the Compensation Committee of the Board, such TPG Director meets any and all applicable independence requirements of the New York Stock Exchange and meets the requirements set forth on Schedule II hereof. With respect to each TPG Director or TPG Director Nominee that the TPG Stockholders select for appointment to the Compensation Committee of the Board, the Company shall, prior to the date on which the Company files a proxy statement in respect of any meeting of the Company’s stockholders at which an election of directors to the Board is scheduled to occur, use reasonable best efforts to make the independence determination that is required under 303A.02 of the New York Stock Exchange listed company manual, shall make such independence determination in good faith and shall not unreasonably withhold, condition or delay such independence determination.

Section 2.4 Disclaimer of Corporate Opportunity Doctrine.

(a) Any TPG Party may engage in the same or similar activities or related lines of business as those in which the Company or its subsidiaries, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Company or its subsidiaries, directly or indirectly, may engage and the Company and its subsidiaries may engage in material business transactions with any TPG Party from which the Company and its subsidiaries are expected to benefit.

(b) Except as required by Delaware law or as provided in the Company Bylaws as in effect as of the date hereof, the TPG Parties shall not have any duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Company or its subsidiaries. In the event that any TPG Party acquires knowledge of a potential transaction or matter that may be a corporate opportunity for itself and the Company or any of its subsidiaries, neither the Company nor any of its subsidiaries shall, except as required by Delaware law, as provided in the Company Bylaws as in effect as of the date hereof or otherwise provided in this Article, have any expectancy in such corporate opportunity, and the TPG Party shall not have any duty to communicate or offer such corporate opportunity to the Company or any of its subsidiaries and may pursue or acquire such corporate opportunity for itself or direct such corporate opportunity to another Person, including one of its Affiliates.

(c) Subject to the applicable Delaware law (including any duties of directors thereunder) and other than as provided in the Company Bylaws as in effect as of the date hereof, in the event that a TPG Director who is also a TPG Party acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its subsidiaries and any TPG Party, neither the Company nor any of its subsidiaries shall have any expectancy in such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Section 2.4, a corporate opportunity shall not be deemed to belong to the Company or any of its subsidiaries if it is a business opportunity that the Company and its subsidiaries are not financially able or contractually permitted or legally able to undertake, or that is, by its nature, not in the line of business of the Company and its subsidiaries or is of no practical advantage to the Company and its subsidiaries or is one in which the Company and its subsidiaries have no interest or reasonable expectancy; provided that the determination of whether any corporate opportunity belongs to the Company or any of its subsidiaries shall be made by the Directors who were not designated by the TPG Stockholders.

ARTICLE III

TRANSFER OF ORDINARY SHARES

Section 3.1 Transfer Restrictions. In addition to the restrictions imposed by Applicable Law, the right of each TPG Stockholder and each Affiliate thereof to Transfer any Subject Shares is subject to the restrictions set forth in this Article III. Any attempted Transfer in violation of Article III shall be null and void and of no effect, regardless of whether the purported Transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company. The Company shall use reasonable best efforts to cause TWG to comply with the covenants and agreements applicable to TWG under Article II (Restrictions on Transfer of Shares) of that certain Second Amended and Restated Management Shareholders Agreement, dated as of January 8, 2018, by and among TWG and the other parties thereto.

Section 3.2 Lock-Up.

(a) For a period beginning on the date hereof and ending on the ninetieth (90th) day after the date hereof, the TPG Stockholders shall not Transfer any of the Applicable Lock-Up Shares, other than in a Permitted Transfer. Following the expiration of such ninety (90) day period, one-half of the original Subject Shares will no longer be subject to the Transfer restrictions set forth in this Section 3.2.

(b) For a period beginning on the date hereof and ending on the one hundred and eightieth (180th) day after the date hereof, the TPG Stockholders shall not Transfer any of the Applicable Lock-Up Shares, other than in a Permitted Transfer. Following the expiration of such one hundred and eighty (180) day period, none of the original Subject Shares will be subject to the Transfer restrictions set forth in this Section 3.2.

(c) The Transfer restrictions set forth in this Section 3.2 shall not apply to any Transfer of shares of Company Common Stock by TPG VI Wolverine Co-Invest, LP to the limited partners of TPG VI Wolverine Co-Invest, LP in connection with a liquidation, dissolution or other disbandment of TPG VI Wolverine Co-Invest, LP, if any, solely to the extent any such transferees become a party to this Agreement as “TPG Stockholders” hereunder pursuant to a joinder agreement substantially in the form attached hereto as Exhibit B.

Section 3.3 Additional Transfer Restrictions. Notwithstanding the expiration of any of the Transfer restrictions set forth in Sections 3.2(a) and 3.2(b), as applicable, until such time that the TPG Stockholders Beneficially Own, in the aggregate, less than three percent (3%) of the outstanding shares of Company Common Stock, the TPG Stockholders shall use their reasonable efforts not to Transfer any shares of Company Common Stock to any (x) Activist Investor or (y) Company Competitor who, in the case of this clause (y), prior to or after giving effect to such Transfer would, to the knowledge of the TPG Stockholders, Beneficially Own five percent (5%) or more of the outstanding shares of Company Common Stock (such a Company Competitor, a “Restricted Person”); provided, that the restrictions set forth above shall not apply to (a) any open market transactions (including any transaction under Rule 144 under the Securities Act); (b) any offering registered under the Securities Act if such offering is structured and conducted through an underwriter or otherwise in a manner reasonably calculated not to result in a Transfer of shares of Company Common Stock to any Activist Investor or Restricted Person, (c) subject to Article V, any transaction or series of related transactions (including any merger, exchange offer or tender offer) that results in at least a majority of the issued and outstanding equity securities of the Company being Beneficially Owned by any Person who, prior to the consummation of such transaction, or series of related transactions did not so Beneficially Own a majority of the issued and outstanding equity securities of the Company or (d) any Transfer if the Company consents to such Transfer in writing (such consent not to be unreasonably withheld, conditioned or delayed).

Section 3.4 Legend on Securities.

(a) Each certificate, if any, representing shares of Company Common Stock Beneficially Owned by each TPG Stockholder or any Affiliate thereof and subject to Section 3.2 shall bear the following legend on the face thereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE STOCKHOLDER RIGHTS AGREEMENT DATED AS OF May 31, 2018, AMONG ASSURANT, INC. (THE “COMPANY”) AND THE TPG STOCKHOLDERS, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN

REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

(b) Promptly following the date on which any Subject Shares are no longer Applicable Lock-Up Shares, the Company shall take all actions and steps that are reasonably necessary to remove such legend from such Subject Shares, including by issuing one or more new certificates to represent such Subject Shares.

Section 3.5 Certain Notifications. The Company shall use reasonable best efforts to notify each TPG Stockholder of each “closing” and “opening” date under the trading windows established by the Company’s insider trading policy, in each case, at least (2) Business Days prior to each such date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations of the Company. The Company hereby represents and warrants to the TPG Stockholders that (a) the Company has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized by the Company and all necessary and appropriate action has been taken by the Company to execute and deliver this Agreement and to perform its obligations hereunder; (c) this Agreement has been duly and validly executed and delivered by the Company and assuming the due authorization and valid execution and delivery by the other parties hereto, this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles and (d) the execution and delivery of this Agreement by the Company, and the performance by the Company of its obligations hereunder, does not (i) contravene, violate or conflict with any provision of the Company’s certificate of incorporation or the Company Bylaws; (ii) violate any Applicable Law to which the Company or any of its properties is subject; or (iii) violate, conflict with or result in a breach of any provision of any contracts to which the Company is a party.

Section 4.2 Representations of the TPG Stockholders. Each TPG Stockholder hereby represents and warrants to the Company that (a) such TPG Stockholder has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized by such TPG Stockholder and all necessary and appropriate action has been taken by such TPG Stockholder to execute and deliver this Agreement and to perform its obligations hereunder; (c) this Agreement has been duly and validly executed and delivered by such TPG Stockholder and assuming the due authorization and valid execution and delivery by the other parties hereto, this Agreement is a valid and binding obligation of such TPG Stockholder, enforceable against such TPG Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles and (d) the execution and delivery of this Agreement by such TPG Stockholder, and the performance by such TPG Stockholder of its obligations hereunder, does not (i) contravene, violate or conflict with any provision of the constituent documents of such TPG Stockholder; (ii) violate any Applicable Law to which such TPG Stockholder or any of its properties is subject; or (iii) violate, conflict with or result in a breach of any provision of any contracts to which such TPG Stockholder is a party.

ARTICLE V

STANDSTILL

Section 5.1 Standstill.

(a) Each TPG Stockholder agrees that, until the earlier of the three (3) year anniversary of the date hereof or the date on which such TPG Stockholder does not Beneficially Own any shares of Company Common Stock, without the prior written consent of at least a majority of the Board, such TPG Stockholder shall not, and shall cause its controlled Affiliates not to, directly or indirectly:

(i) acquire, agree to acquire, propose or offer to acquire, or knowingly facilitate the acquisition of, any shares of Company Common Stock (other than acquisitions involving no more than three percent (3%) of the fully-diluted voting power of the shares of Company Common Stock in the aggregate), other than as a result of any stock split, stock dividend or subdivision of the shares of Company Common Stock or in connection with any of the transactions contemplated by the Merger Agreement;

(ii) deposit any shares of Company Common Stock into a voting trust or similar contract or subject any shares of Company Common Stock to any voting agreement, pooling arrangement or similar arrangement or other contract, or grant any proxy with respect to any shares of Company Common Stock, in each case, other than any such voting trust, voting agreement, pooling arrangement or other contract, solely among the TPG Stockholders;

(iii) other than in connection with any matter recommended by the Board, enter, agree to enter or propose or offer to enter into any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company or any of its subsidiaries or an acquisition of 10% or more of the assets of the Company and its subsidiaries;

(iv) other than in connection with any matter recommended by the Board, make or participate or engage in (subject to Section 5.1(b)), any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under the Exchange Act) to vote any shares of Company Common Stock, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b);

(v) publicly disclose any intention, plan, arrangement or other contract prohibited by, or inconsistent with, the foregoing;

(vi) advise or knowingly assist or knowingly encourage or enter into any negotiations or agreements or other contracts with any other persons in connection with the foregoing;

(vii) with respect to any of the foregoing, (A) form, join or in any way participate in (subject to Section 5.1(b)) a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to any common stock; (B) call, or seek to call, a meeting of the Stockholders of the Company or initiate any Stockholder proposal for action by Stockholders of the Company with respect to any of the foregoing or (C) directly or indirectly, take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination, merger, sale of assets or other type of transaction or matter described in this Section 5.1;

(viii) present at any annual meeting or any special meeting of the Company’s Stockholders or through action by written consent any proposal for consideration for action by Stockholders or propose any nominee for election to the Board or seek the removal of any member of the Board of Directors, in each case, subject to the rights of the TPG Stockholders pursuant to Section 2.2; or

(ix) request the Company or any of its representatives, directly or indirectly, to amend or waive any provision of this Section 5.1; provided that the TPG Stockholders may confidentially request the Company to amend or waive any provision of this Section 5.1 in a manner that would not be reasonably likely to require public disclosure by the Company or such TPG Stockholders.

(b) Notwithstanding the foregoing provisions of this Section 5.1, the foregoing provisions shall not, and are not intended to:

(i) prohibit any TPG Stockholder or any of its controlled Affiliates from privately communicating with, including making any offer or proposal to, the Board;

(ii) restrict in any manner how any TPG Stockholder or any of its controlled Affiliates votes their shares of Company Common Stock;

(iii) restrict the manner in which any TPG Director may (A) vote on any matter submitted to the Board or the Stockholders of the Company, (B) participate in deliberations or discussions of the Board (including making suggestions or raising issues to the Board) in his or her capacity as a member of the Board or (C) take actions required by his or her exercise of legal duties and obligations as a member of the Board or refrain from taking any action prohibited by his or her legal duties and obligations as a member of the Board; or

(iv) restrict any TPG Stockholder or any of its Permitted Transferees from Transferring any Subject Shares to any Permitted Transferees of such TPG Stockholder or any successor of such TPG Stockholder that, in any such case, agrees to be bound by the provisions contained in this Agreement.

(c) Nothing set forth in this Section 5.1 shall prohibit, restrict or otherwise limit the ability of any TPG Stockholder or any Affiliate of any TPG Stockholder from engaging in any hedging and derivative transactions if such transactions are with one or more counterparties that are nationally recognized reputable banking organizations, solely to the extent such transactions do not have the intention or purpose of circumventing the transfer restrictions contained in this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Termination. Except as otherwise expressly provided in this Agreement, this Agreement shall terminate at such time that the TPG Stockholders and their Affiliates no longer Beneficially Own any Subject Shares.

Section 6.2 Amendment; Extension; Waiver. No amendment of any provision of this Agreement shall be valid and binding unless it is in writing and signed by each of the parties hereto. No waiver of any right or remedy hereunder, to the extent legally allowed, shall be valid unless the same shall be in writing and signed by the party making such waiver. No waiver by any party of any breach or violation of, default under, or inaccuracy in any representation, warranty, covenant, or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty, covenant, or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof.

Section 6.3 Severability. Any term or provision of this Agreement that is illegal, invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without rendering illegal, invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the legality, validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. In the event that any provision hereof would, under Applicable Law, be illegal, invalid or unenforceable in any respect, each party hereto intends that such provision shall be reformed and construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, Applicable Laws and to otherwise give effect to the intent of the parties hereto.

Section 6.4 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with the Merger Agreement and the Registration Rights Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings, and agreements (including any draft agreements) with respect thereto, whether written or oral, none of which shall be used as evidence of the parties’ intent.

Section 6.5 Successors and Assigns. Except as expressly provided in and in accordance with Section 3.1 and Section 3.2, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors (including any executor or administrator of a party’s estate) and permitted assigns.

Section 6.6 Counterparts; Electronic Signature. This Agreement may be executed and delivered in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile or .pdf signature by any party and such signature shall be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

Section 6.7 Remedies.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled under Applicable Law or in equity. Each party hereto hereby further waives (i) any defense in any action for specific performance that a remedy under Applicable Law would be adequate and (ii) any requirement under Applicable Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.8 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given or made under, or otherwise made in connection with, this Agreement shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) mailed by certified or registered mail (return receipt requested) with postage prepaid, (c) sent by next-Business Day (as defined in the Merger Agreement) or overnight mail or delivery by a reputable courier service, or (d) sent by facsimile or email with receipt confirmed, to the addresses set forth below (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

Assurant, Inc.
28 Liberty Street, 41st Floor
New York, New York 10005
Telephone:	(212) 859-7000
Fax:	(212) 859-7034
Attention:	Carey Roberts
Email:	carey.roberts@assurant.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Telephone:	(212) 728-8000
Fax:	(212) 728-8111
Attention:	John M. Schwolsky
Laura L. Delanoy
Email:	jschwolsky@willkie.com
ldelanoy@willkie.com

If to any TPG Stockholder:

TPG Global, LLC
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Facsimile:	(415) 743-1601
Attention:	Adam Fliss
Email:	AFliss@tpg.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Facsimile:	(212) 735-2000
Attention:	Sven G. Mickisch
Email: Sven.Mickisch@skadden.com
Attention:	Jon A. Hlafter
Email: Jon.Hlafter@skadden.com

Section 6.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the Laws (as defined in the Merger Agreement) of the State of Delaware, without regard to any applicable conflicts of law principles.

(b) Each party to this Agreement, by their execution hereof, hereby irrevocably (i) submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if but only if the Court of Chancery declines jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, for the purpose of any Action between any of the parties hereto arising in whole or in part under or in connection with this Agreement, the negotiation, terms, and performance hereof, the rights of the parties hereunder, or any of the transactions contemplated hereby, (ii) waives to the extent not prohibited by Applicable Laws, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that they are not subject personally to the jurisdiction of the above-named courts, that venue in such courts is improper, that their property is exempt or immune from attachment or execution, that any such Action brought in the above-named courts should be dismissed on grounds of forum non conveniens or improper venue, that (subject to clause (i) above) such Action should be transferred or removed to any court other than the above-named courts, that such Action should be stayed by reason of the pendency of some other Action in any other court other than the above-named courts or that this Agreement or the subject matter hereof may not be enforced in or by such courts, and (iii) agrees not to commence or prosecute any such Action other than before the above-named courts. Notwithstanding the foregoing, a party hereto may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by the above-named courts.

Section 6.10 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 6.11 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NEGOTIATION, TERMS, AND PERFORMANCE HEREOF, THE RIGHTS OF THE PARTIES HEREUNDER, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 6.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO. THE PARTIES HERETO FURTHER AGREE TO IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY SUCH PROCEEDING AND ANY SUCH PROCEEDING SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 6.12 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (other than by operation of Applicable Law) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Other than with respect to the TPG Directors, who are express third-party beneficiaries of Sections 2.2(d) and 5.1(b)(iii), this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 6.13 Confidentiality. In connection with the exercise by the TPG Stockholders of their rights pursuant to Section 5.19(b) of the Merger Agreement, on the one

hand, or the receipt by the Company of any Accredited Investor Questionnaire under the Merger Agreement, on the other hand (each, in such capacity, the “Receiving Party”), each Receiving Party agrees (a) not to, and to cause its Subsidiaries and Representatives not to, use any Confidential Information of any Disclosing Party for any purpose other than, in the case of the TPG Stockholders, as provided in Section 5.19(b) of the Merger Agreement or, in the case of the Company, in connection with Section 5.25 or any other applicable provision of the Merger Agreement and (b) except as otherwise permitted by this Section 6.13, to hold all Confidential Information of the applicable Disclosing Party in confidence and not to disclose or reveal in any manner whatsoever any Confidential Information of the applicable Disclosing Party to any Person (other than (i) in the case of the TPG Stockholders, any direct or indirect parent company, partner or other equity holder, or (ii) in the case of the Company, any Affiliate or, in any case, any Representative of the applicable Receiving Party who needs to know such Confidential Information for the applicable use of such Confidential Information described above (such Person, a “Receiving Person”)), except, in the case of each TPG Stockholder, for filing such TPG Stockholder’s Tax Returns (as defined in the Merger Agreement), and any Tax Returns of any direct or indirect partner or other equity holder in such TPG Stockholder, with the applicable Governmental Authority to the extent required by Applicable Law. Each Receiving Party shall make reasonable, necessary and appropriate efforts to safeguard the Confidential Information of the applicable Disclosing Party from disclosure to any Person (other than any Receiving Person of the applicable Receiving Party) and the TPG Stockholders shall be responsible for any breach of the terms of this Section 6.13 by the other TPG Stockholder or such other TPG Stockholder’s Receiving Persons, and any Receiving Party shall be responsible for any breach of the terms of this Section 6.13 by any of such Receiving Party’s Receiving Persons. In the event that any Receiving Party, any of its Subsidiaries or any of its Representatives are requested pursuant to, or required by, applicable Law or by legal process to disclose any Confidential Information of the applicable Disclosing Party, such Receiving Party, any such Subsidiary or any such Representatives may disclose such Confidential Information as so compelled provided that such Receiving Party shall promptly notify the applicable Disclosing Party in writing of such request(s) or requirement(s) to enable the applicable Disclosing Party to seek an appropriate protective order or take other appropriate action to the extent not prohibited by such applicable Law or legal process. If requested by any Disclosing Party, each Receiving Party shall use reasonable commercial efforts, at the applicable Disclosing Party’s sole expense, to assist the applicable Disclosing Party, the applicable Disclosing Party’s Subsidiaries and the applicable Disclosing Party’s Representatives and Affiliates in obtaining such a protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, each Receiving Party or any of its Subsidiaries or any of its Representatives are nonetheless, in the reasonable opinion of such Receiving Party’s counsel, legally compelled to disclose the Confidential Information of the applicable Disclosing Party or its Subsidiaries to any Governmental Authority or else stand liable for contempt or suffer other censure or significant penalty, such Receiving Party or such Representative, after notice to the applicable Disclosing Party (if practicable and legally permissible), may disclose to such Governmental Authority only such Confidential Information that such counsel advises is legally required to be disclosed. As used in this Section 6.13, “Confidential Information” of any Disclosing Party means (x) in the case of the TPG Stockholders as the Receiving Party, any information furnished by or on behalf of the Company pursuant to Section 5.19(b) of the Merger Agreement, whether prepared by the Company, its Representatives or otherwise and whether obtained or furnished before or after the date hereof and regardless of the manner in which it is furnished, together with all reports, analyses, compilations, memoranda, notes, studies or other documents or records or electronic media prepared by such Receiving Party or its Representatives that contain or otherwise reflect or are generated from such information and (y) in the case of the Company as the Receiving Party, any information set forth in, or delivered in connection with, any Accredited Investor Questionnaire under the Merger Agreement, but, in each case, does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by the applicable Receiving Party or its Representatives, (B) was available to the applicable Receiving Party or its Representatives on a non-confidential basis prior to its disclosure to the applicable Receiving Party by or on behalf of the applicable Disclosing Party or its Representatives, or (C) becomes available to the applicable Receiving Party or its Representatives on a non-confidential basis from a Person other than the applicable Disclosing Party or its Representatives who is not otherwise known to the applicable Receiving Party upon due inquiry to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation. As used in this Section 6.13, “Disclosing Party” means (I) the Company or the Subsidiaries of the Company, in the case of any Confidential Information described in clause (x) of the definition of “Confidential Information” and (II) any Person who has executed an Accredited Investor Questionnaire that is delivered to the Company, any of its Representatives or any of its Affiliates under the Merger Agreement, in the case of any Confidential Information described in clause (y) of the definition of “Confidential Information”.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Rights Agreement as of the date first written above.

ASSURANT, INC.

By:	/s/ Richard Dziadzio
Name: Richard Dziadzio
Title: Chief Financial Officer

TPG STOCKHOLDERS

TPG VI WOLVERINE, LP

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Authorized Signatory

TPG VI WOLVERINE CO-INVEST, LP

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Authorized Signatory

[Signature Page to Stockholder Rights Agreement]